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                                                                    EXHIBIT 6(b)



                                LEASE AGREEMENT


     This Lease Agreement is made at Maineville, Warren County, Ohio on this 3rd day of March, 1999, by and between COLUMBIA SQUARE PARTNERSHIP, an Ohio general partnership, which is hereinafter referred to as the "LESSOR", and Pickups Plus, which is hereinafter referred to as the "LESSEE". The LESSOR and LESSEE are sometimes hereinafter referred to collectively as the "PARTIES".

1. LEASED PREMISES. The LESSOR, in consideration of the rents and covenants hereinafter stipulated to be paid and performed by LESSEE, does hereby Lease unto the LESSEE, certain office space containing approximately 800 square feet and which is herein called the "LEASED PREMISES". The foregoing floor space is to be measured from the external extension of the exterior walls of the building to the center of the perimeter partition walls. The LEASED PREMISES are located within the existing building known as COLUMBIA SQUARE II which is located at 3532 Irwin-Simpson Road, Mason, Ohio and which is hereinafter referred to as the "BUILDING". The LESSEE and the LESSEE'S employees and business invitees are hereby granted a non-exclusive license for parking automobiles in the parking lot adjoining the BUILDING.

2. TERM. The term of this Lease Agreement is Twelve (12) months, commencing on the 15th day of April, 1999 and terminating at Midnight on the 14th day of April, 2000.

3. BASE RENT AND SECURITY DEPOSIT. The LESSEE shall pay to the LESSOR the annual base rent of Ninety seven hundred twenty and 00/100 ($12.15) per square foot during the Term of this Lease Agreement. Said Base Rental shall be payable in equal consecutive monthly installments of *Eight hundred ten and 00/100 Dollars (*$810.00) and shall be due on the 1st day of each and every month in advance at the office of the LESSOR located at P. O. Box 208, Maineville, Ohio 45039 or such other location as may be indicated from time to time by LESSOR. The first of said payments shall be due ten (10) days prior to occupancy of the LEASED PREMISES, at which time a security deposit of not applicable Dollars ($ n/a) will also be due.


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4.   ADDITIONAL RENTAL. In addition to the Base Rent, the LESSEE shall pay to the LESSOR as Additional Rent the additional amount designated below:
     (strike the provision which does not apply)

     A. The LESSEE shall pay to LESSOR, LESSEE'S proportionate share of: (i) all real estate taxes and assessments levied against the Real Estate during the term of the Lease; (ii) the public liability insurance and all risk insurance premiums payable by the LESSOR during the Lease term with respect to the premises; and, (iii) the common area maintenance costs and expenses incurred by the LESSOR in connection with the premises during the Lease term.

     B. The LESSEE shall pay to the LESSOR during the term of this Agreement, in lieu of a proportionate share of real estate taxes, insurance and common area maintenance expenses, the sum of $ included in mo. rent per square foot of the LEASED PREMISES calculated on an annual basis and payable in monthly installments of n/a Dollars ($ n/a) in addition to and payable on the same dates as the installments of the Base Rent.

5. UTILITIES. The LESSEE shall timely pay for the electrical service charged to the LEASED PREMISES. LESSOR shall be responsible for water and sewage charges for the LEASED PREMISES.

6. USE OF PREMISES. LESSEE shall use and occupy the LEASED PREMISES in a proper, lawful and reputable manner, and shall not permit any use of the LEASED PREMISES which would constitute a waste or a nuisance. The LEASED PREMISES are to be used for general offices or medical offices. LESSEE agrees to restrict the use to such purposes, and not to use, or permit the use of, the LEASED PREMISES for any other purpose without first obtaining the consent in writing from the LESSOR. LESSEE shall promptly comply with any law, regulation or order issued by any governmental agency, or by an applicable insurance inspection bureau that applies to the LEASED PREMISES as a result of the LESSEE'S occupancy of the LEASED PREMISES.



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7.   NO USE THAT INCREASES INSURANCE RISK. LESSEE agrees that if the LEASED
     PREMISES are used in any manner that will increase the risks covered by insurance on the BUILDING where the LEASED PREMISES are located, so as to increase the rate of insurance on the BUILDING, the LESSEE shall be responsible for the payment of any additional premiums which result from such increased risk. LESSEE shall not use the LEASED PREMISES in any manner such that LESSOR will be unable to obtain insurance upon the BUILDING. LESSEE further agrees not to keep on the LEASED PREMISES, or permit to be kept, used, or sold, thereon, anything prohibited by the policy of fire insurance covering the BUILDING. LESSEE agrees to comply, at its own expense, with all requirements of insurers necessary to keep in force the fire, public liability, and other insurance covering the BUILDING.

8. CONDITION OF PROPERTY. Upon taking possession of the LEASED PREMISES, LESSEE accepts the real estate, LEASED PREMISES and BUILDING, and any improvements, in their then existing condition. LESSEE'S taking of the LEASED PREMISES shall be conclusive evidence that LESSEE accepts such property "as is", and that such property is in good condition at the time possession is taken. Upon the termination of this Lease, LESSEE will peacefully and quietly surrender possession of the LEASED PREMISES in as good order and condition as when entered upon, reasonable use and ordinary wear and tear thereof and damage by fire or other casualty. LESSEE shall pay the cost of repairing any damage to the LEASED PREMISES caused by the removal of LESSEE property therefrom.

9. RESTRICTIONS. LESSEE shall not at any time, without obtaining LESSOR'S prior written consent:

     A. Display or erect any lettering, sign, advertisement, writing or other projection in or on the LEASED PREMISES, or in or on the BUILDING or Real Estate, or to make any alteration, decoration, addition or improvement in or to the LEASED PREMISES, or in or to the BUILDING or the Real Estate, except according to the uniform plan of signage specified by the LESSOR for the BUILDING.


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     B. Use or permit to be used the sidewalks adjacent to, or any other space outside the LEASED PREMISES, for display, sale or any other similar undertaking.

     C. Use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any garbage or other foreign substance therein.

     D. Install, operate, or maintain in the LEASED PREMISES any electrical equipment which may, as determined by LESSOR, overload the electrical system therein, or any part thereof, beyond its reasonable capacity for proper and safe operation, provided, however, the LESSOR shall when it does not unreasonably interfere with the existing electrical system, allow the LESSEE to install at its own expense additional electrical services to the LEASED PREMISES.

     E. Bring safes, bulky or heavy articles, furniture packages or freight into the main entrance way of the BUILDING unless arrangements are first made with LESSOR.

10. MAINTENANCE AND REPAIR. LESSEE shall promptly and in a workmanlike manner, at LESSEE'S own expense, make all necessary repairs and replacements to the LEASED PREMISES, except to pipes, heating and air conditioning system, plumbing, sewers, electrical systems, and structure, which shall be LESSOR'S responsibility to make and financially bear, unless any such repair or replacement is attributable, as reasonably determined by LESSOR, to LESSEE'S act, the negligence of LESSEE or LESSEE'S employees, agents, guests, invitees, or contractors, in which event LESSEE shall make the same at LESSEE'S sole expense; excepting only repairs and replacements necessitated by casualty loss. LESSEE, at its own cost, shall at all times be solely responsible for keeping and maintaining the LEASED PREMISES in a clean, sanitary and safe condition. LESSEE, at its own cost, shall be required to furnish everything required for its own use inside the LEASED PREMISES including, without limitation, telephone service and light bulbs. Should LESSEE fail to make any repair, replacement or maintenance required to be made by LESSEE hereunder, LESSOR may, but shall not be required to, make the same for LESSEE'S account, and the expense thereof shall constitute and be collectible as




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     additional rent, immediately due and payable, with interest at the highest rate then permitted by applicable law.

11. ALTERATION. LESSEE shall not alter or improve the LEASED PREMISES without the prior written consent of the LESSOR, which consent shall not be unreasonably withheld. Prior to any proposed change, all plans, designs and contractors must be submitted to LESSOR for approval. In addition, subsequent to this approval, LESSEE agrees to the following conditions for such alterations and improvements:

     A. LESSEE shall be required, at LESSEE'S sole expense, to procure and pay for all required governmental permits and authorizations of the various governmental subdivisions having jurisdictions.

     B. All work done in connection with any change or alteration shall be done at LESSEE'S sole cost and in a good and workmanlike manner, consistent with the standard of work and material existing in the BUILDING, and in compliance with all building and zoning laws, and with all other laws, ordinances, orders, rules, regulations, and requirements of any governmental agency.

     C. At all times when any change or alteration is in progress by LESSEE, there shall be maintained, at LESSEE'S expense, Worker's Compensation Insurance in accordance with laws governing all persons employed in connection with the change or alteration, and general liability and builder's risk insurance for the mutual benefit of LESSEE and LESSOR, expressly covering the additional hazards due to the change or alteration.

     D. Any improvement to the LEASED PREMISES or any part thereof, and any replacement of fixtures during the term of this Lease shall at once become the absolute property of LESSOR without payment of any kind thereof, except for trade fixtures and/or personal property added to the LEASED PREMISES by LESSEE which are not replacements of fixtures or personal property installed by or belonging to LESSOR. Trade fixtures and personal property not belonging to LESSOR may be removed by LESSEE at the expiration of the term of this Lease, provided




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        LESSEE restores, at LESSEE'S sole cost, the LEASED PREMISES to its original condition, reasonable wear and tear and damage by casualty loss excepted.

     E. Except as herein expressly provided, LESSOR shall in no event be required to make any alteration, rebuilding, replacement, change, addition, improvement, maintenance or repair during the term of this Lease.

     F. LESSEE shall cause to be discharged any liens against the Real Estate on which the LEASED PREMISES are located which result from any action taken by LESSEE, within thirty (30) days after LESSEE receives oral or written notice, from any source, that any such lien has been placed of record. In the event that LESSEE fails to remove any such liens against the Real Estate within said thirty (30) days, LESSOR may, but shall not be required to, cause such lien to be discharged. The expense of causing the lien to be discharged, including, but not exclusive of, any attorney's fees or court costs, shall constitute, and be collectible as additional rent, immediately due and payable with interest at the highest rate then permitted by applicable law.

     G. To the extent possible, all additions, changes, alteration and improvement required by LESSEE shall be performed by LESSOR, at the cost of the LESSEE. The charges invoiced to the LESSEE by LESSOR shall reflect LESSOR'S cost and shall be paid by LESSEE to LESSOR within ten
        (10) days of billing. 12. ASSIGNMENT OR SUBLEASE. LESSEE agrees not to assign or sublease the LEASED PREMISES, or any part thereof, or any right or privilege connected therewith, or to allow any other person, except LESSEE'S agents and employees, to occupy the premises or any part thereof, without first obtaining the prior written consent of LESSOR, which consent shall not unreasonably be withheld. Provided however, any assignment or subletting of the LEASED PREMISES to which LESSOR may consent, shall not relieve or discharge the LESSEE from its liability and obligations under this Lease Agreement. One such consent by LESSOR shall not be a consent to subsequent assignment, sublease, or occupation by other persons. LESSEE'S unauthorized



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        assignment, sublease, or license to occupy shall be void, and shall terminate the Lease at the LESSOR'S option. LESSEE'S interest in this Lease is not assignable by operation of law. It shall be considered unreasonable to withhold written consent if the intended sublessee or assignee would compete with any other tenant or adversely affect the BUILDING in which the LEASED PREMISES are located.

13. DEFAULT, LATE CHARGE, AND WAIVER. If the rent prescribed herein, or any part thereof shall at anytime be in arrears and unpaid for a period of ten
     (10) days after it shall become due, an amount of Five Percent (5%) of the unpaid installment shall be due and payable as a late charge. If the said rent and late charge are not paid within fifteen (15) days of the original due date of the monthly installment of rent, or if the LESSEE shall fail to keep and perform any of the covenants and agreements required under this Lease to be kept and performed, and such failure, shall continue for a period of ten (10) days after receiving written notice from LESSOR of such failure, unless and excepting LESSEE'S demonstration that such default cannot reasonably be cured within the ten (10) days, and LESSEE can demonstrate that a good faith effort is being made to cure said default; or if LESSEE shall abandon the LEASED PREMISES during the term thereof; or if LESSEE or any assignee of this Lease shall make an assignment for the benefit of its creditors or be adjudicated a bankrupt; or if LESSEE shall file an application in Federal District Court for reorganization seeking a compromise or settlement of its indebtedness; or if the interest of LESSEE shall be sold under execution or other legal process; or if a receiver or trustee be appointed for the property of LESSEE or any assignee, LESSOR my re-enter into upon the LEASED PREMISES and again have, repossess and enjoy the same with all the improvements located thereon as if this Lease had not been made and whereupon this Lease and everything herein contained on the part of the LESSOR to be kept and performed shall cease, terminate and be utterly void without prejudice, however, to LESSOR'S right of action for arrears of rent and breach of covenant. In case of any such default and re-entry, LESSOR may re-let said premises for the remainder of the term and my recover from LESSEE and damages sustained. The waiver by the LESSOR of



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    the breach of any of the covenants or conditions by the LESSEE, or the consent by the LESSOR to assignment by the LESSEE shall not affect the right or remedy of the LESSOR for any future breach or assignment without consent, but such right or remedy may be pursued as if no such waiver or consent had been given.

14. INDEMNITY. LESSEE shall indemnify and save harmless LESSOR against and from any and all claims by or on behalf of any person, firm or corporation arising from the conduct or management of any service or anything whatsoever done by LESSEE or LESSEE'S agents, contractors, servants, employees, or invitees, in or about the LEASED PREMISES or the BUILDING or the Real Estate, and LESSEE will further indemnify and save LESSOR harmless against and from any and all claims arising from any breach or default on the part of the LESSEE of any obligations of LESSEE to be performed pursuant to the terms of this Lease, and from and against all costs, counsel fees, expense and liabilities incurred by any reason of any such claim. LESSOR may, at its option, require that LESSEE resist or defend such action or proceeding at LESSEE'S own cost and expense and by counsel reasonable satisfactory to LESSEE.

15. INSURANCE. The PARTIES agree that:

    A. LESSEE, at its expense, shall maintain public liability insurance indemnifying LESSEE, with LESSOR named as an insured on such policy, against liability for injuries to person or property arising out of the ownership, maintenance or control of the LEASED PREMISES with policy limits of not less than $500,000.00 for injury to one person, $1,000,000.00 for one occurrence, and $500,000.00 for property damage. Such insurance shall provide that it will not be cancelled or changed until the insurer has given LESSOR at least thirty (30) days prior written notice thereof. LESSEE will furnish LESSOR with a certificate of such insurance.

16. LESSOR shall maintain fire, extended coverage and standard "all risk" insurance on the BUILDING in an amount of not less than eighty percent (80%) of the replacement cost of the BUILDING. Such insurance will be for the BUILDING and the LEASED PREMISES only and will not provide for coverage of LESSEE'S




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       trade fixtures, leasehold improvements, or other property. Insurance coverage for LESSEE'S trade fixtures, equipment and other property located in or about the LEASED PREMISES will be at the sole expense of the LESSEE, and the LESSEE further agrees to hold LESSOR harmless for any loss of said items resulting from fire or other destruction of the LEASED PREMISES.

    C. LESSOR and LESSEE each hereby release the other from any claim for damage or destruction to the LEASED PREMISES, to any contents therein, for business interruption, or any other claims arising from and insured casualty, regardless of any negligence causing or contributing to such loss. LESSOR and LESSEE each shall cause the foregoing waiver to be included in any insurance coverage carried by it on the LEASED PREMISES or any property located therein or used in connection therewith.

16. FIRE OR OTHER DESTRUCTION. If the building or other improvements located on the LEASED PREMISES should be damaged or destroyed by fire or other casualty, LESSEE will promptly notify LESSOR of such casualty. If such casualty is insured against, LESSOR will, to the extent of the net proceeds available, repair and restore the BUILDING and improvements so damaged or destroyed as nearly as may be reasonable to their condition immediately prior to such casualty. In the meantime, if the LEASED PREMISES should be rendered partially or totally untenable there will be an equitable abatement of rent and additional rent until the LEASED PREMISES are again rendered tenable. In the case of such fire or destruction, this Lease shall not terminate unless the damage or destruction is so extensive that the damaged or destroyed building or improvements is so extensive that repairs cannot reasonably be repaired and restored within a period of ninety (90) days following the date the LESSOR receives written notice from the LESSEE of the casualty; in which event this Lease may be terminated at the option of the LESSOR or the LESSEE exercisable only in the following manner: If either party to the Lease feels that it is entitled to terminate the Lease and desires to do so, it will notify the other within thirty (30) days after the date of the casualty, stating that




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    such party elects to terminate the Lease and thereupon the Lease shall terminate as of date of casualty unless the other party, the one receiving the notice of termination, shall in writing within ten (10) days after receipt of the notice of termination notify the other that it disputes such party's right to terminate. In the event of such disagreement, this matter shall promptly be referred to arbitration under the rules of the American Arbitration Association and its decision shall be final and conclusive. Pending any such arbitration the LESSOR may, but shall not be obligated, to repair or restore the BUILDING, but shall be entitled to await the decision of the arbitrators. In the event the right to terminate is upheld in arbitration, the termination shall be effective as of the date of the casualty.

17. SUBORDINATION OF LEASE. This Lease and all of LESSEE'S rights hereunder are, and shall be, subject and subordinate to any and all mortgages, and all of the terms and provisions thereof, that now exist or may hereafter be placed upon the BUILDING, LEASED PREMISES, and Real Estate or any part hereof, and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements, modifications, consolidations and extensions thereof. This subordination shall be self-operative and shall not require any further writing or confirmation hereof. However, LESSEE shall, within five (5) days of LESSOR'S request, execute and deliver whatever instruments may be requested by LESSOR. LESSEE further agrees to attorn to any lender, such attornment to be effective upon such lender's or purchaser's acquisition of title to the LEASED PREMISES. LESSEE agrees to execute such further attornment agreements as such lender or purchaser may, from time to time, request. The attornment of LESSEE shall not be terminated by foreclosure. In the event that such lender or purchaser acquires title to the LEASED PREMISES, such lender may, at its option, accept or reject such attornment upon sixty (60) days prior written notice to LESSEE.

18. HOLDOVER. If at or before the expiration of this Lease no new written agreement has been entered into, LESSEE will be a tenant from month to month, at the same rental and under the same conditions in force at the expiration of this Lease, unless notified by




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    LESSOR, in writing of different rent or conditions ten (10) days prior to the commencement of any such month.

19. BROKERS. LESSOR states that it may have engaged a broker in connection with this Lease, and LESSOR shall be responsible for any commission only to such broker according to its prior agreement with such broker.

20. COMMON AREAS. In addition to the LEASED PREMISES hereunder, LESSEE shall have the non-exclusive right to use the hallways, and other common areas of the BUILDING and the Real Estate upon which the BUILDING is located for ingress and egress to and from the LEASED PREMISES upon and subject to the terms and conditions of this Lease.

21. EMINENT DOMAIN. If the whole of the REAL Estate, or such portion thereof as will make the LEASED PREMISES unsuitable for the purposes herein leased, is condemned for any public use or by any legally constituted authority, or in the event that said REAL Estate is sold under threat of condemnation or appropriation, then in either of such events, this Lease shall terminate from the time when possession is taken by such public authority, and rental shall be accounted for between LESSOR and LESSEE as of the date of the surrender of possession. If such a portion of the Real Estate as will not make the LEASED PREMISES unsuitable for the purpose herein leased is so condemned or sold, this Lease shall not terminate but there shall be an adjustment in the annual rental should such condemnation or sale have a detrimental effect upon the LEASED PREMISES, as reasonably determined by LESSOR as of the date of possession by such public authority. Only that portion of any condemnation award specifically awarded to LESSEE shall belong to LESSEE.

22. CLAIMS. LESSEE agrees to indemnify and hold LESSOR harmless from any and all claims, demands, charges, and causes of action for damage to property, or injury to persons (including death resulting therefrom), on the LEASED PREMISES arising in any way from the use and occupancy of the LEASED PREMISES by LESSEE, its officers, partners, agents, employees, subcontractors, or business invitees excepting injury arising



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    from LESSOR'S negligence or failure to perform its obligations under this
    Lease. LESSOR shall not be responsible or liable for damages to any personal property of LESSEE on the Real Estate, BUILDING or LEASED PREMISES,or for: (i) failure to supply utilities service or for injury or damage caused by leaks, snow, water, or gas or from electric wiring; (ii) acts or omissions of other occupants of the BUILDING, or (iii) losses from theft or vandalism.

23. SURRENDER UPON TERMINATION OF LEASE. At the expiration of the Lease term, LESSEE shall surrender the LEASED PREMISES in as good condition as it was in at the beginning of the term, reasonable wear and tear and damage by casualty loss excepted.

24. QUIET ENJOYMENT. LESSEE upon paying the base rent and all additional rent and other charges and performing all other covenants, terms and conditions to be performed by it, shall quietly have and enjoy the LEASED PREMISES during the term of this Lease without hindrance or interference by anyone claiming by or through LESSOR.

25. RIGHTS RESERVED BY LESSOR. LESSOR reserves and shall have the following rights:

    A. To change the name of the BUILDING without liability to LESSEE.

    B. To charge LESSEE any expenses, including overtime cost, incurred by LESSOR in the event repairs, decorating or other work in the LEASED PREMISES are made or done after ordinary business hours, at LESSEE'S request excepting repairs which are LESSOR'S responsibility hereunder.

    C. To charge LESSEE any expenses incurred by LESSOR for time and/or material for work requested by LESSEE and performed in the LEASED PREMISES over and above what this Lease specifies.



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26. NOTICE. Any notice by either party to the other shall be in writing, except where oral notice is permitted herein, and shall be deemed to be duly given only if delivered personally or mailed by certified mail in a postage paid envelope addressed to LESSEE at:

                         3532 Irwin Simpson Road, Suite 85
                         Mason, OH 45040

    and to LESSOR at:

                         P.O. Box 208
                         Maineville, Ohio 45039

27. GOVERNING LAW. This Lease shall be governed by, construed and enforced in accordance with the Laws of the State of Ohio.

28 DECLARATION OF CONTRACTUAL LIABILITY. In the event that there is a multi-party LESSEE consisting of parties who have agreed to share the rental expense, occupation, and/or use of the LEASED PREMISES herein, LESSOR shall consider all such parties to be a single LESSEE. The covenants of the LESSEE as they appear in the Lease shall be the joint and several obligation of each such party. LESSOR, at its option, may look to any one, or all of such parties in order to obtain a remedy for any breach committed by the multi-party LESSEE, irrespective of whether the breach was committed by any one, or all of the parties. LESSOR does not, for the purposes of this Lease, recognize any contracts or other agreements between or among the parties of the multi-party LESSEE setting forth the terms and conditions, and/or use of the LEASED PREMISES herein; and, the terms and conditions of any conditions of any such contract or agreements shall not be a defense to any legal action brought by LESSOR or cure or remedy any defaults or breach committed by the multi-party LESSEE. If LESSEE is a partnership, the covenants of LESSEE shall be the joint and several obligations of the partnership and each of its partners. If LESSEE is a partnership, the covenants of LESSEE shall be the joint and several obligations of the partnership and each of its partners. If LESSEE is a corporation, the covenants of LESSEES shall be the joint and



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    several obligations of the corporation and each of its shareholders only of the extent that shareholder liability is permitted by law or provided for herein.

29. BINDING EFFECT. Except as herein set forth, the covenants, terms, conditions, provisions an undertakings of this Lease shall extend to and be binding upon the heirs, executors, administrators, legal representatives successors and assigns of the respective parties hereto.

30. ENTIRE AGREEMENT. This Lease and all Exhibits hereto contain the entire Agreement and understanding between the parties with respect to the subject matter hereof. There are no oral understandings, terms, or conditions, and neither party has relied upon any representations, express or implied, not contained in this Lease. All prior understandings, terms, or conditions are deemed merged in this Lease. This Lease cannot be changed or supplemented orally.

31. SEVERABILITY. If any provision of this Lease shall be declared invalid or unenforceable, the remainder of the Lease shall continue to full force and effect.

* This lease will automatically renew for another 12 month term unless LESSEE gives LESSOR 60 days notice of your intent to vacate Suite #85. It will renew with a 5% increase in rent ($850.50 per month).



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IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.


Signed and acknowledged
in the presence of:


                                        LESSOR:
                                        COLUMBIA SQUARE PARTNERSHIP
                                        An Ohio General Partnership


/s/ George Patt
--------------------------

Printed:
--------------------------

                                        By: /s/ George W. Patt      Partner
                                            ----------------------------------
                                            Partner                   Title

--------------------------

Printed:
--------------------------

                                        LESSEE: PICKUPS PLUS

/s/ John Fitzgerald
--------------------------

Printed: President
--------------------------

                                        By: /s/                     President
                                        ---------------------------------------
                                                                      Title

--------------------------

Printed:
--------------------------





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